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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                           FILING-DATE:  July 18, 1996

REGISTRANT-NAME:  Utah Resources International, Inc.

DATE-OF-REPORT:  July 3, 1996

COMMISSION FILE NO.:  0-9791

INCORPORATION:  Utah

ITEM-1:

     On July 3, 1996, the Company issued and sold one million two hundred seventy-five thousand nine hundred twelve (1,275,912) shares of common, $.10 par value per share stock (the "Purchased Shares") to Inter-Mountain Capital Corp, a Delaware corporation ("Purchaser") which is wholly owned by John Fife ("Fife"), so that Purchaser owns a fifty and one/half percent (50.5%) majority interest in the Company. Purchaser acquired the Purchased Shares at a price equal to $3.35 per share for an aggregate purchase price of Four Million Two Hundred Seventy-Four Thousand Three Hundred Five and 20/100 Dollars ($4,274,305.20) (the "Purchase Price"), of which Six Hundred Forty-One Thousand One Hundred Forty-Five and 78/100 Dollars ($641,145.78) was paid in cash by Purchaser to the Company at the closing. The remaining Three Million Six Hundred Thirty-Three Thousand One Hundred Fifty-Nine and 42/100 Dollars ($3,633,159.42) was evidenced by Purchaser's promissory note (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date. Interest on the Note is paid currently in arrears on each anniversary of the Note. At the closing, Purchaser paid the Company an amount equal to the present value first year of interest due under the Note. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the Purchased Shares as evidenced by a Stock Pledge Agreement, dated as of July 3, 1996, by and between Purchaser and the Company. Fife personally guaranteed payment of twenty-five percent (25%) of all amounts due under the Note.

     As required by the Stock Purchase Agreement, E. Jay Sheen ("Sheen") and R. Dee Erickson ("Erickson"), submitted their resignations as directors of the Company, effective July 13, 1996. David Fife and Fife were appointed directors of the Company, effective July 13, 1996. As required by the Stock

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Purchase Agreement, Fife was elected President and Chief Executive Officer of the Company.

     The Stock Purchase Agreement contemplates that subject to applicable state and federal securities and state corporate law, the Company shall cause a 1,000 to 1 share reverse split of the Company's stock to the shareholders of record at $3.35 per share, with fractional shareholders given the option to either purchase additional fractional shares to round up to one whole share following the reverse split or receive cash in lieu of their fractional shares. Purchaser may be issued additional shares of stock at a price equal to $3.35 per share so that after the reverse split Purchaser may maintain its fifty and one/half percent (50.5%) majority interest in the Company. Upon the occurrence of the reverse split and subject to applicable state and federal securities and state corporate law any Company shares redeemed by the Company pursuant to the reverse split may be acquired by the remaining shareholders, other than Purchaser, on a pro rata basis, at a purchase price equal to the pre-split $3.35 per share.

ITEM-5:

     The Company entered into a certain 1996 Morgan Settlement Agreement by and among the Company, Purchaser, Erickson, Sheen, Lyle D. Hurd ("Hurd"), John H. Morgan Jr. ("JH Morgan"), Daisy Morgan ("D Morgan"), Fife, and Robinson & Sheen ("R&S"), and the Company entered into a certain 1996 Settlement Agreement by and among the Company, Purchaser, Erickson, Sheen, Hurd, Mark G. Jones ("Jones"), Mark Technologies Corporation, a California corporation ("MTC"), Anne Morgan ("A Morgan"), Victoria Morgan (V Morgan), Fife and R&S (the 1996 Morgan Settlement Agreement and the 1996 Settlement Agreement together are the "Settlement Agreements"). Pursuant to the Settlement Agreements, the parties agreed, among other things, (i) to compromise and settle all of their disputes and claims known or unknown, now existing or hereafter accruing, including but not limited to those which are the subject of:

          a) A shareholders' derivative action captioned as ERNEST MUTH, ET. AL. VS. JOHN H. MORGAN JR., ET. AL., which was filed as Civil Number C-87-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action"), in which a settlement agreement was entered on April 6, 1993 (the "1993 Settlement
     Agreement");

          b) The Company brought action to enforce the 1993 Settlement Agreement in the First State Action, which resulted in an order enforcing the 1993 Settlement Agreement, entered by Judge Michael R. Murphy on October 4, 1995 (the "Murphy Order"), the Murphy Order has been appealed by JH Morgan, and D Morgan and cross-appealed by the Company;

          c) An order to show cause has been filed in the First State Action by the Company against JH Morgan, D Morgan, Jones, MTC, A Morgan and V Morgan, which is pending;

          d) A shareholders' derivative action captioned as ANNE MORGAN ET. AL. VS. R. DEE ERICKSON, ET. AL., which was filed as Case Number 2:95CV-0661C in the United States District Court for the District of Utah, Central Division; and

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          e)   A complaint captioned as MARK TECHNOLOGY CORP., ET. AL. VS.
     UTAH RESOURCES INTERNATIONAL, INC., was filed as Civil No. 960903332CV in the Third Judicial Court of Salt Lake County, Utah;

and (ii) to use their best efforts to petition the Court in the First State Action for the purpose of terminating the 1993 Settlement Agreement.